Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Quince Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, Quince Therapeutics, Inc. 2019 Equity Incentive Plan (2)	Other (3)	1,718,928 (5)	$1.11 (3)	$1,908,010.08	$0.0001476	$281.63

Equity	Common Stock, par value $0.001 per share, Quince Therapeutics, Inc. 2019 Employee Stock Purchase Plan (2)	Other (4)	429,732 (6)	$0.95 (4)	$408,245.40	$0.0001476	$60.26

Total Offering Amount					$2,316,255.48		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$341.89

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Quince Therapeutics, Inc. (the “Registrant”) that become issuable under the 2019 Equity Incentive Plan (the “2019 EIP”) or 2019 Employee Stock Purchase Plan (the “2019 ESPP”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Each share of the Registrant’s Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreement (the “Rights Agreement”), dated April 5, 2023, between the Registrant and the rights agent named therein, includes Series A Junior Participating Preferred Stock purchase rights (the “Rights”). Prior to the occurrence of certain events specified in the Rights Agreement, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Stock and have no value except as reflected in the market price of the shares of Common Stock to which they are attached.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 27, 2024.

(4)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 27, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2019 ESPP. Under the 2019 ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Registrant’s Common Stock on the offering date or the purchase date, whichever is less.

(5)

Represents 1,718,928 additional shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2019 EIP on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the 2019 EIP.

(6)

Represents 429,732 additional shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2019 ESPP on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the 2019 ESPP.